CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of our reports dated June 3, 1994, which appear on pages F-2 and 4 of the Paramount Communications Inc. Transition Report on Form 10-K for the eleven months ended March 31, 1994, as amended by Form 10-K/A Amendment No. 1 dated July 29, 1994 and as further amended by Form 10-K/A Amendment No. 2 dated August 12, 1994. We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
August 24, 1994